UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2011

CHINA ENVIRONMENTAL PROTECTION, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-53783	75-3255056
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Jiangsu Zhenyu Environmental Protection Technology Co. Ltd.
West Garden, Gaocheng Town
Yixing City, Jiangsu Province
People’s Republic of China 214214
(Address of registrant’s principal executive office)

86-510-87838598
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.    Changes in Registrant’s Certifying Accountant.

On January 21, 2011, Friedman LLP (“Friedman”), resigned as the independent accounting firm of China Environmental Protection, Inc., a Nevada corporation (the “Company”).

In a letter to the Company’s board of directors, dated January 14, 2011 (the “January Letter”), Friedman cited a lack of cooperation by the Company in the conduct of its field review in connection with its audit of the Company’s financial statements for the fiscal year ended September 30, 2010.  In the January Letter, Friedman stated that it randomly selected several project sites where the Company had sold and installed waste water treatment equipment to conduct site inspections.  On November 20, 2010, representatives of Friedman attempted to make an inspection of the Chongqing Yudong Waste Water Treatment Plant, located in the Banan District of Chonqing (the “Plant”), accompanied by the Company’s local sales representative for that region (the “Company Representative”).  Friedman and the Company Representative were denied access to the Plant.

      In the January Letter, Friedman stated that comments made by a security guard at the Plant and by the Company Representative led Friedman to question the accuracy of the sales revenue the Company had recognized for the equipment sale and installation project at the Plant.  Following the site tour, Friedman notified the Company’s management of its concerns and requested additional information with respect to the project installation at the Plant.  In a letter dated December 23, 2010 (the “December Letter”), Friedman informed the Company that due to unresolved questions concerning certain material contracts and the Company’s revenue recognition practices, it would be unable to complete the audit on schedule.  Friedman subsequently issued the January Later, claiming that the totality of the circumstances, including the continued lack of cooperation by the Company, led Friedman to make the conclusions set forth in Section 10A(b)(2)(A) through (C) of the Securities Exchange Act of 1934, as amended.  Friedman then resigned as the Company’s independent accounting firm on January 21, 2011.

According to the Company, Friedman and the Company Representative were denied access to the Plant because Friedman made an unannounced visit to the Plant on a Saturday and the Plant does not allow access to non-employees on the weekends.  Additionally, the Company Representative disputes the statements made by Friedman regarding any comments that he might have made.  Further, the Company believes that it provided Friedman with documentation related to several of the project sites and was attempting to cooperate with Friedman in good faith. The Company believes that part of the disagreement that triggered the discontinuation of Friedman’s field work and continued work on the audit was the result of a fee payment dispute and the application of such fees to past or present auditing services.  According to the Company, on December 4, 2010, the Company paid $30,000 to Friedman which it believed was being applied to Friedman’s annual auditing fee based on a conversation with the relationship partner at Friedman who told the Company that it needed to pay the annual auditing fee immediately in order for Friedman to continue its auditing work, and that any previous outstanding balances owed to Friedman by the Company could be paid later.  However, after receipt of payment, Friedman informed the Company that the $30,000 was instead being applied to pay off the balance of previously outstanding audit fees incurred in connection with the Company’s quarterly reports.  On December 6, 2010, the relationship partner at Friedman called and informed the Company that Friedman would not be able to continue performing auditing services for the Company unless approved by his supervisor.  On December 14, 2010, Friedman informed the Company that it should expect to be contacted by Friedman’s legal counsel regarding this matter.  However, the Company was never contacted by Friedman’s legal counsel.  Friedman’s personnel had previously left Yixing City, the headquarters of the Company’s operations, on November 18, 2010.  The next correspondence the Company received from Friedman was the December Letter and the January Letter.

Other than as set forth above, from February 9, 2010, the date the Company engaged Friedman, through Friedman’s resignation on January 21, 2011, there were (1) no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Friedman, would have caused Friedman to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

The audit report of Friedman for the financial statements of Jiangsu Zhenyu Environmental Protection Technology Co., Ltd., the Company’s contractually-controlled variable interest entity, for the fiscal years ended September 30, 2009 and 2008 contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2010, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company furnished Friedman with a copy of this disclosure on April 13, 2011, providing it with the opportunity to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. Once such letter is received, the Company will file it with an amendment to this Current Report on Form 8-K.

The Company is actively engaged in discussions with other independent registered public accounting firms to become the Company’s new independent accountants, and will authorize Friedman to respond fully to the inquiries of such successor auditor concerning the subject matter of any potential reportable events and disagreements set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ENVIRONMENTAL PROTECTION, INC.

By:	/s/ Boping Li
Name:	Boping Li
Title:	Chief Executive Officer
Date:    April 14, 2011